UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2012

CENTERLINE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13237	13- 3949418
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Church Street, New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Centerline Holding Company (“Centerline,” “we,” “our,” or “us”) and Centerline Capital Group LLC (formerly “Centerline Capital Group Inc.”) (“CCG”) entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010, with the Guarantors listed on Schedule 1 thereto; the Lenders named therein; Bank of America, N.A. (“BofA”), as issuing bank and as administrative agent (the “Administrative Agent”); Banc of America Securities, LLC and Citicorp USA, Inc., as co-lead arrangers; and Banc of America Securities, LLC as book manager (as subsequently amended, our “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the same meaning herein as ascribed to them in the Credit Agreement.

We had previously pledged certain cash receivables (the “Receivables”) as collateral to secure our obligations under our Credit Agreement. We inadvertently closed the Centerline accounts at BofA into which the Receivables were to be paid, which resulted in a technical default under our Credit Agreement (the “Collateral Events”). On November 21, 2012, we and CCG entered into the Third Amendment and Waiver to Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Third Amendment and Waiver”), which, among other things:

•	waived any default under our Credit Agreement that may have resulted from the Collateral Events (the “Waiver”);

•	required us to pay certain costs and expenses incurred by BofA and the Lenders in administering the Credit Agreement; and

•	requires that we take certain actions by December 1, 2012 for the Waiver to continue to be effective, including, among other things:

o	opening new deposit accounts at BofA in the names of Bank of America, N.A. for the benefit of certain Centerline subsidiaries into which the Receivables are to be deposited (the “Specified Accounts”), and, so long as no Event of Default has occurred and is continuing, the Administrative Agent will agree to automatically release the Receivables from the Specified Accounts into certain other deposit accounts established solely in the name of CCG; and

o	taking certain additional actions to ensure that the Receivables are deposited into the Specified Accounts.

The foregoing brief description of the terms and conditions of the Third Amendment and Waiver is qualified in its entirety by reference to the Third Amendment and Waiver, which is filed as Exhibit No. 10.1 to this Current Report on Form 8-K.

The following is a brief description of additional material relationships between Centerline and the other parties to the Credit Agreement other than in respect of the Credit Agreement:

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•	Based on information contained in a Schedule 13G filed by BofA and certain of its affiliates on February 14, 2012, BofA and certain of its affiliates beneficially own 30,896,968, or approximately 8.9%, of our common shares of beneficial interest (our “Common Shares”);

•	BofA and certain of its affiliates are former holders of Centerline’s preferred shares (“Preferred Shares”). In connection with Centerline’s 2010 restructuring (the “Restructuring”), Centerline agreed that certain holders of Preferred Shares that agreed to the redemption of their Preferred Shares in the Restructuring would be treated no less favorably with respect to the redemption of their Preferred Shares than any holder of Preferred Shares that is redeemed subsequent to the Restructuring (“Most Favored Nation Rights”). In addition, certain former holders of Preferred Shares that agreed to the redemption of their Preferred Shares in the Restructuring were also granted anti-dilution rights (the “Anti-Dilution Rights”), which, for a specified period of time, prohibit Centerline from issuing securities if such issuance would reduce such former holders’ ownership of our Common Shares below specified percentages. BofA (Centerline believes other than its capacity as Administrative Agent) and certain of its affiliates have Most Favored Nation Rights and Anti-Dilution Rights;

•	Two subsidiaries of Centerline entered into a Fourth Amended and Restated Warehousing Credit and Security Agreement with BofA on September 25, 2012, pursuant to which they may borrow up to $100,000,000 from BofA to fund the origination of eligible loans, subject to the terms and conditions of the agreement;

•	Centerline manages certain of BofA’s and Citicorp USA Inc.’s low income housing tax credit investments;

•	an affiliate of Citicorp USA, Inc. is a lender and the senior agent for a credit facility, dated as of June 28, 2006, for Centerline Financial LLC, a partially owned indirect subsidiary of Centerline (Centerline Financial LLC is currently restricted from, among other things, engaging in new business and no amounts are currently borrowed under this facility); and

•	an affiliate of Citicorp USA, Inc. beneficially owns 15,448,575, or approximately 4.4%, of our Common Shares.

Item 9.01.  Financial Statements and Exhibits.

The Exhibit Index appearing after the signature page of this Current Report on Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused is report to be signed on its behalf by the undersigned thereunto duly authorized.

Centerline Holding Company
(Registrant)

November 28, 2012	By:	/s/ Michael P. Larsen
Michael P. Larsen
Chief Financial Officer
(Principal Financial Officer)

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment and Waiver to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 21, 2012, by and among Centerline Holding Company and Centerline Capital Group LLC, as borrowers; the guarantors named therein; Bank of America, N.A., as administrative agent; and the lenders named therein.

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